NEWS RELEASE

FOR IMMEDIATE RELEASE

NRG Energy, Inc. Closes $475 Million Financing

MINNEAPOLIS; January 28, 2004 — NRG Energy, Inc. has today issued $475 million of bonds, the proceeds of which will be used to repay a portion of its $1.45 billion first priority senior secured floating rate term loan facility that closed on December 23, 2003.

This additional financing, intended to reduce NRG’s exposure to floating interest rate risk, is $475 million of 8 percent second priority senior secured notes due 2013.

NRG Energy, Inc. owns and operates a diverse portfolio of power-generation facilities, primarily in the United States. Its operations include competitive energy production and cogeneration facilities, thermal energy production and energy resource recovery facilities.

The notes are not registered under the Securities Act of 1933, or any state securities laws. Therefore, the notes may not be offered or sold in the Unites States absent registration or any applicable exemption from the registration requirements of the Securities Act of 1933 and any applicable state securities laws. This news release is neither an offer to sell nor a solicitation of any offer to buy the notes.

Certain statements included in this news release are forward-looking statements within the meaning Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the future success of NRG. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct. Factors that cold cause the results to differ materially from those contemplated in the forward-looking statements include, among other, hazards customary in the power industry, increasing competition in the wholesale power market, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets and related government regulation, the condition of capital markets generally, our ability to borrow additional funds and access capital markets, our substantial indebtedness and the possibility that we may incur additional indebtedness and our ability to generate sufficient cash flow to make interest payments on this financing.

The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exhaustive. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s filings with the Securities and Exchange Commission.

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Media: Investors:	Lesa Bader, Paul Barbian,	612.373.6992 612.373.8815